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                                                       EXHIBIT 11

AMERICAN GAMING & ENTERTAINMENT, LTD.
COMPUTATION OF EARNINGS (LOSS) PER SHARE


                               Three Months Ended         Six Months Ended
                                    June 30,                  June 30,
                                1999        1998         1999         1998
                                ____        ____         ____         ____

Weighted average number
 of shares for computation   12,532,102  12,532,102   12,532,102   12,532,102
                             ==========  ==========   ==========   ==========

Net income (loss)            $1,413,000 $(1,943,000)   $(450,000) $(3,854,000)

Dividends and accretion
on preferred stock              467,000     467,000      933,000      933,000
                                _______     _______      _______      _______

Net income (loss) for
common
stockholders                   $946,000 $(2,410,000) $(1,383,000) $(4,787,000)
                               ======== ===========  ===========  ===========

Income (loss) for common
stockholders per common
share                             $0.08      $(0.19)      $(0.11)      $(0.38)
                                  =====      =======      =======      ======